Exhibit 10.1

Amendment No. 1 to Consulting Agreement

This Amendment No. 1 to the Consulting Agreement (the “Agreement”) between Cliffs Natural Resources Inc. (the “Company”) and William R. Calfee (the “Consultant”), dated June 7, 2011, is dated as of May 15, 2012. All capitalized terms used herein shall have the same meanings as assigned to them in the Agreement unless otherwise defined herein. The parties agree to the following amendments:

1.     The Services, as detailed in Section 3 of the Agreement, and the consulting fee, as detailed in Section 4 of the Agreement, are hereby clarified to define “business days”. In this Agreement, the term “business day” will be defined as eight hours, so that four business days, referenced in Section 3, will actually constitute 32 hours of work. The base monthly consulting fee referenced in Section 4 will therefore, be calculated on a four-day base period of 32 hours. The base consulting fee will not be increased until the work exceeds 32 hours in any month. The increased fee, at the rate of $2,000 per day, will apply to any portion of an additional day beyond the base 32 hours, up to eight hours in that additional day.

2.     Section 1 of the Agreement shall be amended by replacing “June 29, 2012” with “December 31, 2012”, so that the term of the Agreement is extended.

3.     All other terms of the Agreement remain in full force and effect and remain unchanged.

CLIFFS NATURAL RESOURCES INC.		WILLIAM R. CALFEE
(The “Company”)		(The “Consultant”)

By:	/s/ Donald J. Gallagher	/s/ William R. Calfee

Its:	Executive Vice President	Date:	May 15, 2012

Date:	May 15, 2012

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